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Exhibit 99.3

ACCO BRANDS CORPORATION

Offer to exchange its 6.75% Senior Notes
due 2020, which have been registered under the
Securities Act of 1933, for any and all of its outstanding
6.75% Senior Notes due 2020
(CUSIP Nos.                                     and                                     )

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                              , 2013, UNLESS EXTENDED.

                        , 2013

        To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We are offering, upon the terms and subject to the conditions set forth in the prospectus dated                        , 2013 (the "prospectus") and the accompanying letter of transmittal enclosed herewith (which together constitute the "exchange offer"), to exchange up to $500,000,000 aggregate principal amount of our new 6.75% Senior Notes due 2020, which have been registered under the Securities Act of 1933 (the "new notes"), for any and all of our outstanding 6.75% Senior Notes due 2020 (the "old notes"). As set forth in the prospectus, the terms of the new notes are identical in all material respects to the old notes, except that the new notes have been registered under the Securities Act and therefore will not be subject to certain restrictions on their transfer and will not provide for any additional interest as a result of the Company's failure to fulfill certain registration obligations. Old notes may be tendered in a principal amount of $2,000 and integral multiples of $1,000 in excess thereof.

        The exchange offer is subject to certain conditions. See "The Exchange Offer—Conditions to the Exchange Offer" in the prospectus.

        Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

        1.     the prospectus, dated                        , 2013;

        2.     the letter of transmittal for your use and for the information of your clients;

        3.     a form of letter which may be sent to your clients for whose accounts you hold old notes registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the exchange offer; and

        4.     a notice of guaranteed delivery.

        Your prompt action is requested. Please note the exchange offer will expire at 5:00 p.m., New York City time, on                        , 2013, unless extended. Please furnish copies of the enclosed materials to those of your clients for whom you hold old notes registered in your name or in the name of your nominee as quickly as possible.

        In all cases, exchanges of old notes pursuant to the exchange offer will be made only after timely receipt by the exchange agent for the exchange offer of (1) certificates representing such old notes, or a book-entry confirmation for the exchange offer, as the case may be, (2) the letter of transmittal (or facsimile thereof), properly completed and duly executed, or an agent's message (as defined in the prospectus), and (c) any other required documents.

        Holders who wish to tender their old notes and (1) whose old notes are not immediately available, (2) who cannot deliver their old notes, the letter of transmittal or an agent's message and any other documents required by the letter of transmittal to the exchange agent prior to 5:00 p.m., New York City time, on                        , 2013 (unless extended), or (3) who cannot comply with the procedures for delivery by book-entry transfer prior to 5:00 p.m. New York City time, on                        , 2013 (unless

extended), must tender their old notes according to the guaranteed delivery procedures set forth under the caption "The Exchange Offer—Procedures for Tendering—Guaranteed Delivery" in the prospectus.

        We are not making the exchange offer to, nor will we accept tenders from or on behalf of, holders of old notes residing in any jurisdiction in which the making of the exchange offer or the acceptance of tenders would not be in compliance with the laws of such jurisdiction.

        We will not make any payments to brokers, dealers or other persons for soliciting acceptances of the exchange offer. We will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. We will pay or cause to be paid any transfer taxes payable on the transfer of old notes to us, except as otherwise provided in instruction 8 of the letter of transmittal.

        Questions and requests for assistance with respect to the exchange offer or for copies of the prospectus and letter of transmittal may be directed to the exchange agent at its numbers and address set forth in the prospectus.

Very truly yours,
ACCO BRANDS CORPORATION

        Nothing contained in this letter or in the enclosed documents shall constitute you or any other person our agent or the agent of any of our affiliates, or authorize you or any other person to make any statements or use any document on behalf of any of us in connection with the exchange offer other than the enclosed documents and the statements contained therein.

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  Exhibit 99.3